				Exhibit 99.1
United States Commodity Index Funds Trust
Monthly Account Statements
For the Month Ended April 30, 2012

	United States Commodity	United States Copper	United States Agriculture	United States Commodity Index
Statements of Income (Loss)	Index Fund	Index Fund	Index Fund	Funds Trust

Income
Realized Trading Gain (Loss) on Futures	$(1,834,214)	$45,238	$(9,047)	$(1,798,023)
Unrealized Gain (Loss) on Market Value of Futures	(283,390)	(54,538)	(31,055)	(368,983)
Unrealized Gain (Loss) on Foreign Currency Translations	(75)	-	(2)	(77)
Interest Income	16,196	111	75	16,382
ETF Transaction Fees	700	-	-	700
Total Income (Loss)	$(2,100,783)	$(9,189)	$(40,029)	$(2,150,001)

Expenses
Management Fees	$328,432	$2,057	$1,145	$331,634
Tax Reporting Fees	34,682	-	-	34,682
Brokerage Commissions	15,558	41	375	15,974
Audit Fees	8,220	-	-	8,220
Non-interested Directors' Fees and Expenses	3,730	23	13	3,766
Prepaid Insurance Expense	2,131	15	-	2,146
Other Expenses	-	6,986	4,950	11,936
Total Expenses	392,753	9,122	6,483	408,358
Expense Waiver	-	(6,662)	(4,769)	(11,431)
Net Expenses	$392,753	$2,460	$1,714	$396,927
Net Income (Loss)	$(2,493,536)	$(11,649)	$(41,743)	$(2,546,928)

Statements of Changes in Net Asset Value

Net Asset Value Beginning of Month 4/1/12	$422,986,585	$2,708,051	$-	$425,694,636
Additions	12,088,135	-	2,501,000	14,589,135
Redemptions	(6,118,560)	-	-	(6,118,560)
Net Income (Loss)	(2,493,536)	(11,649)	(41,743)	(2,546,928)

Net Asset Value End of Month	$426,462,624	$2,696,402	$2,459,257	$431,618,283
Net Asset Value Per Unit	$60.92	$26.96	$24.58

Statements of Changes in Units Outstanding

Units Outstanding Beginning of Month 4/1/12	6,900,000	100,000	-	7,000,000
Additions	200,000	-	100,040	300,040
Redemptions	(100,000)	-	-	(100,000)
Units Outstanding End of Month	7,000,000	100,000	100,040	7,200,040

To the Unitholders of United States Commodity Index Funds Trust:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statements for the month ended April 30, 2012 is accurate and complete.

/s/ Howard Mah

Howard Mah
Chief Financial Officer
United States Commodity Funds LLC, Sponsor of United States Commodity Index Funds Trust

United States Commodity Funds LLC
1320 Harbor Bay Parkway
Suite 145
Alameda, CA 94502